Exhibit 10.1

2015 Management Annual Incentive Plan

Overview

This document describes the Seventy Seven Energy Inc. (“SSE”) 2015 Management Annual Incentive Program (the “Management AIP”).

Administration

The Management AIP will be administered by the Compensation Committee (the “Committee”) in accordance with the terms of the SSE 2014 Incentive Plan. The Compensation Committee has full authority and discretion with respect to awards made under this Management AIP, including (i) selecting participants, (ii) establishing the terms of each award and (iii) establishing restrictions and conditions to which the payment of awards may be subject.

Participation

Each officer and key employee who is selected and approved by the Committee to participate is eligible to be granted awards pursuant to the Management AIP.

Performance Objectives

For Participants to be eligible for a cash payment from an award granted under the Management AIP, certain minimum performance objectives established by the Committee must be achieved. Each performance award will establish the applicable Participant’s target amount. Following the end of the performance period, the Committee will determine the payment amount for each award based on the Committee’s evaluation of the achievement level of the pre-established performance objectives. Such payment amount will range from 0% to 200% of each Participant’s target amount.

Payments

All awards will be payable in cash no later than March 15th of the year immediately following the performance period.